NEWS RELEASE

SOUTHWESTERN ENERGY ELECTS CATHERINE A. KEHR TO THE BOARD OF DIRECTORS

Houston, Texas – July 14, 2011...The Board of Directors of Southwestern Energy Company (NYSE: SWN) announced today that, effective July 15, 2011, Catherine A. Kehr has been elected to the Board for a term expiring at the annual meeting of stockholders in 2012, at which time her continued service will be subject to stockholder approval. With the election of Ms. Kehr, the Board of Directors currently has ten (10) members.

Ms. Kehr, who has been appointed as an independent director, has an extensive background within and related to the energy industry. She has over 17 years of experience in various financial, investment and management positions with Atlantic Richfield Company, Payden & Rygel and The Capital Group Companies, the latter from which she retired in 2006. She has a BA from Yale University and an MBA from The Wharton School of the University of Pennsylvania.

Southwestern Energy Company is an integrated company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:

Brad D. Sylvester, CFA

Vice President, Investor Relations

(281) 618-4897

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